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                                                                    EXHIBIT 99.1

IFX Continues Expansion With the Acquisition of Four Internet Service Providers in Brazil.


MIAMI, Oct. 8 /PRNewswire/ -- IFX Corporation (Nasdaq: FUTR - news; "IFX") continues its rapid expansion by announcing today that its affiliate, Unete.com do Brasil S/C Ltda. has completed the acquisition of four Internet Service Providers in Brazil, Conex Brasil S.A, W3 Informatica Ltda., K3 Informatica Ltda, and Conex Canoas Ltda. Terms of the acquisitions were not disclosed. The addition of these ISPs brings to IFX six additional Points of Presence in Brazil, concentrated around Porto Alegre and the surrounding cities of Novo Hamburgo, Santa Maria, and Canoas.

The Company's recently appointed CEO, Mike Shalom said, "Brazil, with a population of approximately 160 million, represents one of the most attractive Internet markets in the Latin American region. We intend to add access points in major metropolitan areas we don't already cover in the region."

IFX has the goal of providing seamless Internet service throughout the Americas under the Unete(TM) brand name. IFX's expansion within the Brazilian Internet market strengthens its position as a leading provider of Internet services in Latin America.

IFX Corporation (http://www.ifxcorp.com) is a leading provider of Internet services in Latin America under the Unete(TM) brand name (http://www.unete.com), offering ISP services in over 100 cities throughout Latin America. IFX has operations in Argentina, Bolivia, Brazil, Chile, Colombia, El Salvador, Honduras, Mexico and Venezuela, and also offers its Latin American subscribers local Internet access in many major cities in the United States. IFX also has holdings in other Latin American Internet businesses, namely Yupi Internet Inc. ("Yupi") (http://www.yupi.com) and Telcom.Net LP ("Telcom.Net") (http://www.telcom.net). Yupi is one of the largest Spanish-language Internet networks in the world. Telcom.Net is a software company specializing in IP-based communications and e-commerce solutions.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to the IFX's growth strategy in Brazil and Latin America. These statements reflect IFX's current views with respect to future events and financial performance. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual events or results to differ materially from those indicated from such forward-looking statements, including the factors set forth in IFX's reports and documents filed from time to time with the Securities and Exchange Commission.
SOURCE: IFX Corporation